EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-108948 and No. 333-112043) of Cortex Pharmaceuticals, Inc. and in the related Prospectus and in the Registration Statements (Form S-8 No. 333-102042, No. 333-82477 and No. 333-20777) pertaining to the 1996 Stock Incentive Plan, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan, and the Executive Stock Plan, of Cortex Pharmaceuticals, Inc. of our report dated July 27, 2004, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

San Diego, California

September 22, 2004